Exhibit 99(k)(1)

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made and entered into as of this ______ day of ___________, 2018 by and among Guggenheim Funds Distributors, LLC, a Delaware limited liability company (the “Dealer Manager”), Guggenheim Credit Income Fund 2019, a Delaware statutory trust (the “Company”), and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS
WHEREAS, the Company proposes to offer and sell up to $958,568,360 of its common shares of beneficial interest (the “Shares”) on a best efforts basis (the “Offering”) to investors pursuant to the Company’s Registration Statement on Form N-2 (Securities Act File No. 333-224023), as amended or supplemented from time to time (the “Offering Document”).

WHEREAS, the Dealer Manager has been engaged by the Company to offer and sell the Shares on a best efforts basis through a network of participating broker-dealers (the “Dealers”).
WHEREAS, the Dealer Manager and the Company desire to establish an escrow account (the “Escrow Account”), as further described herein in which funds received from subscribers will, except as otherwise specified herein, be deposited into a non-interest bearing account entitled “Guggenheim Credit Income Fund 2019” and the Company desires that UMB Bank, N.A. act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity.
WHEREAS, at the direction of the Company, the Escrow Agent has engaged DST Systems, Inc. (the “Processing Agent”) to receive, examine for “good order” and facilitate subscriptions into the Escrow Account as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account.
WHEREAS, in order to subscribe for Shares (as defined below), a subscriber must deliver an executed order form, a form of which is included as Exhibit (d) to the Offering Document (the "Subscription Agreement") with the full amount of its subscription: (i) by check made payable to the order of UMB Bank, N.A., as Escrow Agent for Guggenheim Credit Income Fund 2019, in U.S. dollars or (ii) by wire transfer of immediately available funds or Automated Clearing House (ACH) in U.S. dollars.

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AGREEMENT
NOW, THEREFORE, the Dealer Manager, the Company and Escrow Agent agree to the terms of this Agreement as follows:
1. Establishment of Escrow Account. On or prior to the commencement of the offering of Shares pursuant to the Offering Document, the Company shall establish the Escrow Account with the Escrow Agent, which shall be entitled “UMB Bank, N.A., as Escrow Agent for Guggenheim Credit Income Fund 2019.” This Agreement shall be effective on the date on which the Offering Document becomes effective. The escrow period shall commence upon the effectiveness of this Agreement and shall continue until the termination of the Offering (the “Escrow Period”).
2. Operation of the Escrow.
(a) Deposits in the Escrow Account. During the Offering, persons subscribing to purchase Shares will be instructed by the Company, the Dealer Manager and the Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for Carey Credit Income Fund 2019”. When a Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and check were initially received by a Dealer from the subscriber, the Dealer shall transmit the check to the Escrow Agent by the end of the next business day following receipt of the check and Subscription Agreement. The Dealer shall also transmit the Subscription Agreement to the Escrow Agent if requested to do so at any time by the Escrow Agent. When, pursuant to the Dealer’s internal supervisory procedures, the Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), the Dealer shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following the Dealer’s receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward the check to the Escrow Agent. The Dealer shall also transmit the Subscription Agreement to the Escrow Agent if requested to do so at any time by the Escrow Agent. If any Subscription Agreement solicited by the Dealer is rejected by the Dealer Manager or the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within 10 business days from the date of rejection. The Escrow Agent, Company and Dealer Manager shall have no liability or responsibility regarding a Dealer’s internal supervisory procedures. Completed subscription agreements and checks in payment for the purchase price shall be remitted to the P.O. Box designated for the receipt of such agreements and funds, and wires, or Automated Clearing House (ACH) payments shall be transmitted directly to the Escrow Account. The Processing Agent will promptly deliver all monies received in good order from subscribers (or from the Dealer Manager or Dealers transmitting moneys and subscriptions from subscribers) for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with this Agreement. Prior to disbursement of the funds deposited in the Escrow Account (the "Escrowed Funds"), such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment, the Escrow Agent shall promptly notify the Processing Agent and

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the Company in writing via mail, email or facsimile of such nonpayment, and the Escrow Agent is authorized to debit the Escrow Account in the amount of such returned payment and the Processing Agent shall delete the appropriate account from the records maintained by the Processing Agent. The Processing Agent shall maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the subscriber’s social security number, (iii) the number of Shares purchased by such subscriber, and (iv) the amount paid by such subscriber for such Shares.
(b) Distribution of the Funds in the Escrow Account to Subscribers. The Escrow Agent shall periodically transfer to U.S. Bank N. A. (the “Custodian”) Escrowed Funds pursuant to standing written instructions from the Company as agreed among the Company and the Escrow Agent from time to time. Prior to the disbursement of the Escrowed Funds to the Custodian in accordance with the Offering, neither the Company nor the Dealer Manager will be entitled to any principal funds received into the Escrow Account.
(c) The Company hereby directs the Escrow Agent to provide the Processing Agent with all electronic files and information in Escrow Agent’s possession needed by the Processing Agent to maintain ownership records for the Company’s common stock.
3. Funds in the Escrow Account. Upon receipt of funds from subscribers, the Escrow Agent shall hold such funds in escrow pursuant to the terms of this Agreement. The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company) on the account balance in the Escrow Account and the activity in such accounts since the last report.
4. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto with respect to the subject matter hereof, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.
5. Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Agreement or with respect to the form of execution of the same. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for

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any error in judgment made in good faith by an officer or employee of either unless it shall be proved that the Escrow Agent was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.
The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.
The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.
In the event that either the Escrow Agent or the Processing Agent shall become involved in any arbitration or litigation relating to the funds in the Escrow Account, each is authorized to comply with any decision reached through such arbitration or litigation.
The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation reasonable legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the reasonable costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall not be under any obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.
6. The Escrow Agent’s Fee. Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company.

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7. Security Interests. No party to this Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.
8. Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) The rights of the adverse claimants shall have been fully and finally adjudicated in a Court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or (b) All differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.
9. Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:
(a) All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate.
(b) If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.
(c) Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay to any such court all monies and property deposited with Escrow Agent under this Agreement.

10. Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, or by overnight courier with signature required, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

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(1) If to Company:	Guggenheim Credit Income Fund 2019
Attn: [ ] Attn: Chief Financial Officer
330 Madison Avenue
New York, New York 10017 Telephone: [ ] Facsimile: [ ]

(2) If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens, Corporate Trust & Escrow Services
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

(3) If to Dealer Manager:	Guggenheim Funds Distributors 330 Madison Avenue New York, NY 10017
[Attn: Financial and Operations Principal] Telephone [ ] Facsimile: [ ]

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
12. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.
13. Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the Company and the Escrow Agent.
14. Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.
15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law. The parties hereto agree the transactions described herein may be conducted and related documents may be sent and stored by electronic means.

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16. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.
17. Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
18. Earnings Allocation; Tax Matters; Patriot Act Compliance; OFAC Search Duties. The Company or its agent shall be responsible for all tax reporting under this Agreement. The Company and Dealer Manager shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time, and the Bank Secrecy Act, as amended from time to time. The Escrow Agent, or its agent, shall complete an Office of Foreign Asset Control ("OFAC") search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search.
19. Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

20. Termination of the Escrow Agreement. This Agreement, except for Sections 5 and 9 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Custodian or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) to a successor escrow agent upon written instructions from the Company.

21. Relationship of Parties. The Dealer Manager and the Company are unaffiliated parties with the Escrow Agent, and this Agreement does not create any partnership or joint venture among them.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

DEALER MANAGER: GUGGENHEIM FUNDS DISTRIBUTORS, LLC By: __________________ Name: [ ] Title: [ ]
COMPANY: GUGGENHEIM CREDIT INCOME FUND 2019 By: __________________ Name: [ ] Title: [ ]
ESCROW AGENT: UMB BANK, N.A. By: ___________ Name: Lara L. Stevens Title: Vice President

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EXHIBIT A
ESCROW AGENT FEES FEE SCHEDULE

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